Letterhead
                              of Maples and Calder



                                                             4th September, 1998

Millenium Seacarriers, Inc.
Millenium Management
Millenium II, Inc.
Millenium III, Inc.
Millenium IV, Inc.
Millenium V, Inc.
Millenium VI, Inc.
Millenium VII, Inc.
Millenium Aleksander, Inc.
Millenium Amethyst, Inc.
Millenium Elmar, Inc.
Millenium Majestic, Inc.
Millenium Yama, Inc.
P.O. Box 309
Ugland House
South Church Street
George Town
Grand Cayman


Dear Sirs,

RE:  MILLENIUM SEACARRIERS, INC. - REGISTRATION STATEMENT ON FORM F-4
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We have acted as Cayman Islands counsel to Millenium Seacarriers, Inc. (the
"Company") in connection with the registration of its 12% First Priority Exchange Ship Mortgage Notes Due 2005 under the Securities Act of 1933, as amended, in accordance with the Company's Registration Statement on Form F-4 filed with the Securities and Exchange Commission on 4th September, 1998 (the "Registration Statement").

In rendering the opinions expressed herein, we have examined the Registration Statement as an exhibit to which this opinion will be filed. We have also examined such other documents and instruments and have made such further investigation as we have deemed necessary or appropriate in connection with this opinion.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we hereby confirm, and adopt as our opinion, the statements of legal matters contained in the Prospectus contained in the above-referenced Registration Statement under the caption "Certain Foreign Tax Considerations- Cayman Islands Tax Considerations".


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We consent to the filing of this opinion as an exhibit to the Registration
Statement referred to above.

Yours faithfully,

/s/ Maples and Calder
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MAPLES AND CALDER